Exhibit 99.1

May 6, 2020

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: Janet Kavinoky (205) 298-3220

VULCAN REPORTS FIRST QUARTER RESULTS

Earnings Improve in Each Segment, Led by Aggregates

Already Strong Liquidity Position Enhanced

Updates Full Year Outlook

Birmingham, Alabama – May 6, 2020 – Vulcan Materials Company (NYSE: VMC), the nation’s largest producer of construction aggregates, today announced results for the quarter ended March 31, 2020.

Tom Hill, Chairman and Chief Executive Officer, said, “Our first quarter earnings improved across all segments and were in line with our expectations, despite wet weather in certain key markets in the Southeast and Southwest. These results demonstrated the strong long-term fundamental position of our aggregates-led businesses and our commitment to leading the industry in pricing and unit profitability.

“We experienced minimal financial impact from the COVID-19 pandemic in the first quarter. Our main focus right now is ensuring the health and safety of our employees, maintaining our operational readiness, preserving liquidity and supporting the communities in which we operate. Our employees are engaged and ready to support one another, service our customers, and meet the challenges of today as we prepare for tomorrow.

“From a position of strength, we are proactively planning for the potential impacts of the pandemic on construction activity. Our strengths are derived from the flexibility provided by our aggregates-focused business, our diverse geographic footprint, our balance sheet structure and recently enhanced liquidity, and our operational capabilities. Our leading market positions, built over more than 60 years, and our proven track record of strong operations also position us well. That said, we have undertaken a comprehensive review of our operating plans and have contingency plans in place to respond as efficiently as possible to demand shifts. Aggregates is far more adaptable to these demand shifts than any other construction materials, a characteristic that should serve us well during this period of disruption. As a result, we will be well-equipped to manage our business effectively and serve our customers reliably through these unprecedented times. Our execution capabilities are supported by our four strategic disciplines (Commercial and Operational Excellence, Logistics Innovation and Strategic Sourcing), which have been implemented over the last few years. These operating plans are underpinned by our healthy balance sheet and strong liquidity position, which we have further enhanced.”

May 6, 2020

FOR IMMEDIATE RELEASE

Highlights as of March 31, 2020 include:

	First Quarter		Trailing Twelve Months
Amounts in millions, except per unit data	2020	2019	2020	2019
Total revenues	$1,049.2	$996.5	$4,981.8	$4,524.9
Gross profit	$201.7	$191.7	$1,265.9	$1,133.3
Aggregates segment
Segment sales	$868.2	$835.0	$4,023.5	$3,649.0
Freight-adjusted revenue	$648.0	$628.6	$3,033.6	$2,766.5
Gross profit	$194.1	$185.7	$1,155.1	$1,029.4
Shipments (tons)	45.0	45.6	214.9	206.5
Freight-adjusted sales price per ton	$14.39	$13.77	$14.12	$13.40
Gross profit per ton	$4.31	$4.07	$5.38	$4.99
Asphalt, Concrete & Calcium segment gross profit	$7.6	$6.0	$110.9	$103.9
Selling, Administrative and General (SAG)	$86.4	$90.3	$366.7	$345.3
SAG as % of Total revenues	8.2%	9.1%	7.4%	7.6%
Earnings from continuing operations before income taxes	$72.2	$74.6	$755.3	$649.4
Net earnings	$60.3	$63.3	$614.6	$526.1
Adjusted EBIT	$105.5	$103.5	$897.5	$802.6
Adjusted EBITDA	$201.0	$192.7	$1,278.4	$1,156.6
Earnings from continuing operations per diluted share	$0.45	$0.48	$4.64	$3.95
Adjusted earnings from continuing operations per diluted share	$0.47	$0.46	$4.71	$4.07

First quarter revenues were $1.05 billion and net earnings were $60 million. Earnings from continuing operations were $0.45 per diluted share, and Adjusted EBITDA was $201 million. This year’s first quarter earnings included a pretax foreign currency balance sheet translation loss of $6 million, or $0.04 per diluted share, resulting from the rapid devaluation of the Mexican peso.

Segment revenues and gross profit improved versus the prior year in each of the Company’s product lines. Aggregates earnings benefited from continued price improvement and solid shipment growth in certain key markets. Asphalt and Concrete segment earnings reflected revenue growth and improved unit margins.

Segment Results

Aggregates

First quarter segment sales increased 4 percent, and gross profit increased 5 percent to $194 million, or $4.31 per ton. These improvements resulted from growth in shipments in certain key markets and wide-spread growth in pricing.

First quarter aggregates shipments were 1 percent lower than the prior year’s strong first quarter, when aggregates shipments increased 13 percent as a result of delayed shipments from the fourth quarter of 2018. Many markets in the Southeast and the Southwest were negatively impacted by wet weather while shipments in California, Florida, Illinois and Virginia realized solid growth. On a mix-adjusted basis, all of the Company’s key markets reported year-over-year price growth. For the quarter, freight-adjusted average sales price increased 4.5 percent (4.8 percent on mix-adjusted basis) versus the prior year’s quarter.

May 6, 2020

FOR IMMEDIATE RELEASE

As anticipated, first quarter cost of sales were negatively impacted by higher repairs, maintenance and stripping costs, which were incurred early in the quarter to take advantage of the seasonally low production volume. Wet weather inefficiencies also affected costs in certain markets. These were partially offset by the modestly lower unit cost of diesel fuel in the quarter. Cash gross profit per ton increased 6 percent from the prior year’s first quarter to $6.02 per ton. For the trailing-twelve months, cash gross profit was $6.82 per ton.

Asphalt, Concrete and Calcium

Consistent with the Company’s expectations, Asphalt segment gross profit was a loss of $2 million for the seasonally slower first quarter, an improvement over last year’s loss of $3 million. Asphalt shipments increased 2 percent and selling prices increased 5 percent in the first quarter. California, the Company’s largest asphalt market, reported volume growth in the first quarter, more than offsetting lower volumes in Texas. In both markets, weather contributed to the year-over-year change. The average unit cost for liquid asphalt was 6 percent lower than the prior year quarter.

Concrete segment gross profit was $9 million, an 8 percent improvement from the prior year. Shipments increased 10 percent, led by shipment growth in the Company’s two largest concrete markets, Northern Virginia and Northern California. Average selling prices increased 3 percent compared to the prior year’s first quarter.

Calcium segment gross profit was $0.8 million, up from the prior year quarter.

Selling, Administrative and General (SAG)

SAG expense declined 4 percent to $86 million in the quarter due mostly to recently implemented cost reductions as well as adjustments to stock-based compensation to reflect a lower share price. This year-over-year decline coupled with revenue growth, resulted in a 90 basis point improvement as a percentage of total revenues. The Company remains focused on further leveraging its overhead structure.

Financial Position, Liquidity and Capital Allocation

Capital expenditures in the first quarter were $109 million. This amount included both core operating and maintenance capital investments to improve or replace existing property, plant and equipment as well as internal growth projects already underway. The Company’s full-year expectations for 2020 capital spending have been revised downward in response to the unknown impacts of the COVID-19 pandemic. The Company now expects to spend between $275 and $325 million (previously $475 million) on capital this year, most of which is for core operating and maintenance. Given that the economic outlook is evolving quickly, we will continue to review our plans and adjust as needed, being thoughtful about preserving liquidity. The Company will continue to take a disciplined approach to acquisitions, focusing on only those assets that are a strategic priority. During the quarter, there were no acquisitions.

The Company returned $45 million to shareholders through dividends, a 10 percent increase versus the prior year’s quarter. The Company also invested $26 million in share repurchases in the quarter.

May 6, 2020

FOR IMMEDIATE RELEASE

At quarter-end, total debt to trailing-twelve month Adjusted EBITDA was 2.2 times (2.1 times on a net debt basis reflecting cash on hand). The Company’s weighted-average debt maturity is 14 years, and the effective weighted-average interest rate was 4.2 percent.

In April, the Company entered into a $750 million 364-day delayed draw term loan, which further enhanced the Company’s already strong liquidity position. At March 31, 2020 there were no borrowings outstanding under the existing $750 million revolving credit facility.

Outlook

Regarding the Company’s outlook, Mr. Hill stated, “The impact from the COVID-19 global pandemic continues to evolve quickly, and it is too early to estimate accurately the full year impact on aggregates demand. Because we have been designated as an essential business, shipment activity today remains relatively strong across many of our markets as customers execute on their backlog of projects. However, we expect some project timelines will be modified as every market adjusts to economic disruptions.

“Because of this uncertainty in aggregates demand, we are withdrawing our previous financial guidance for 2020. We will continue to closely monitor trends in construction activity and work with our customers to meet their needs in this challenging operating environment. We will provide updates as more information becomes available and our visibility improves. While we do not have the ability to control demand, our advantage is our ability to control many other aspects of our business. We remain confident in our ability to successfully navigate the changing environment. We will continue to operate from a position of strength supported by the resiliency of our aggregates business, progress on the four strategic disciplines and the engagement of our people.”

Conference Call

Vulcan will host a conference call at 10:00 a.m. CDT on May 6, 2020. A webcast will be available via the Company’s website at www.vulcanmaterials.com. Investors and other interested parties may access the teleconference live by calling 833-962-1439, or 832-900-4623 if outside the U.S., approximately 15 minutes before the scheduled start. The conference ID is 5190977. The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

Vulcan Materials Company, a member of the S&P 500 Index with headquarters in Birmingham, Alabama, is the nation's largest producer of construction aggregates – primarily crushed stone, sand and gravel – and a major producer of aggregates-based construction materials, including asphalt mix and ready-mixed concrete. For additional information about Vulcan, go to www.vulcanmaterials.com.

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may” or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

May 6, 2020

FOR IMMEDIATE RELEASE

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: general economic and business conditions; a pandemic, epidemic or other public health emergency, such as the recent outbreak of COVID-19; Vulcan’s dependence on the construction industry, which is subject to economic cycles; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for private residential and private nonresidential construction; changes in Vulcan’s effective tax rate; the increasing reliance on information technology infrastructure, including the risks that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; the highly competitive nature of the construction industry; the impact of future regulatory or legislative actions, including those relating to climate change, wetlands, greenhouse gas emissions, the definition of minerals, tax policy or international trade; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena, including the impact of climate change and availability of water; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; the impact of a discontinuation of the London Interbank Offered Rate (LIBOR); volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental cleanup costs and other liabilities relating to existing and/or divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan's ability to manage and successfully integrate acquisitions; the effect of changes in tax laws, guidance and interpretations; significant downturn in the construction industry may result in the impairment of goodwill or long-lived assets; changes in technologies, which could disrupt the way Vulcan does business and how Vulcan’s products are distributed; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

                    Table A

Vulcan Materials Company

and Subsidiary Companies

                    (in thousands, except per share data)

	Three Months Ended
Consolidated Statements of Earnings	March 31
(Condensed and unaudited)	2020	2019

Total revenues	$1,049,242	$996,511
Cost of revenues	847,519	804,836
Gross profit	201,723	191,675
Selling, administrative and general expenses	86,430	90,268
Gain on sale of property, plant & equipment
and businesses	999	7,297
Other operating expense, net	(3,991)	(4,271)
Operating earnings	112,301	104,433
Other nonoperating income (expense), net	(9,336)	3,129
Interest expense, net	30,773	32,934
Earnings from continuing operations
before income taxes	72,192	74,628
Income tax expense	12,194	10,693
Earnings from continuing operations	59,998	63,935
Earnings (loss) on discontinued operations, net of tax	260	(636)
Net earnings	$60,258	$63,299

Basic earnings (loss) per share
Continuing operations	$0.45	$0.48
Discontinued operations	$0.00	$0.00
Net earnings	$0.45	$0.48

Diluted earnings (loss) per share
Continuing operations	$0.45	$0.48
Discontinued operations	$0.00	$0.00
Net earnings	$0.45	$0.48

Weighted-average common shares outstanding
Basic	132,567	132,043
Assuming dilution	133,259	133,054
Depreciation, depletion, accretion and amortization	$95,480	$89,181
Effective tax rate from continuing operations	16.9%	14.3%

Table B
Vulcan Materials Company
and Subsidiary Companies

(in thousands)
Consolidated Balance Sheets	March 31	December 31	March 31
(Condensed and unaudited)	2020	2019	2019
Assets
Cash and cash equivalents	$120,041	$271,589	$30,838
Restricted cash	232	2,917	270
Accounts and notes receivable
Accounts and notes receivable, gross	601,182	573,241	563,084
Allowance for doubtful accounts	(3,517)	(3,125)	(2,554)
Accounts and notes receivable, net	597,665	570,116	560,530
Inventories
Finished products	403,612	391,666	369,743
Raw materials	33,676	31,318	27,951
Products in process	5,010	5,604	4,976
Operating supplies and other	28,449	29,720	26,727
Inventories	470,747	458,308	429,397
Other current assets	88,095	76,396	62,816
Total current assets	1,276,780	1,379,326	1,083,851
Investments and long-term receivables	57,987	60,709	50,952
Property, plant & equipment
Property, plant & equipment, cost	8,907,788	8,749,217	8,559,549
Allowances for depreciation, depletion & amortization	(4,506,700)	(4,433,179)	(4,284,211)
Property, plant & equipment, net	4,401,088	4,316,038	4,275,338
Operating lease right-of-use assets, net	420,930	408,189	426,381
Goodwill	3,167,061	3,167,061	3,161,842
Other intangible assets, net	1,083,515	1,091,475	1,085,398
Other noncurrent assets	222,021	225,995	213,090
Total assets	$10,629,382	$10,648,793	$10,296,852
Liabilities
Current maturities of long-term debt	25	25	24
Short-term debt	0	0	178,500
Trade payables and accruals	243,019	265,159	248,119
Other current liabilities	232,632	270,379	232,964
Total current liabilities	475,676	535,563	659,607
Long-term debt	2,785,566	2,784,315	2,780,589
Deferred income taxes, net	648,405	633,039	568,229
Deferred revenue	178,568	179,880	184,744
Operating lease liabilities	399,489	388,042	403,426
Other noncurrent liabilities	551,352	506,097	483,048
Total liabilities	$5,039,056	$5,026,936	$5,079,643

Equity
Common stock, $1 par value	132,433	132,371	132,069
Capital in excess of par value	2,782,738	2,791,353	2,789,864
Retained earnings	2,885,084	2,895,871	2,467,201
Accumulated other comprehensive loss	(209,929)	(197,738)	(171,925)
Total equity	$5,590,326	$5,621,857	$5,217,209
Total liabilities and equity	$10,629,382	$10,648,793	$10,296,852

Table C
Vulcan Materials Company
and Subsidiary Companies

(in thousands)
	Three Months Ended
Consolidated Statements of Cash Flows	March 31
(Condensed and unaudited)	2020	2019
Operating Activities
Net earnings	$60,258	$63,299
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	95,480	89,181
Noncash operating lease expense	8,851	8,717
Net gain on sale of property, plant & equipment and businesses	(999)	(7,297)
Contributions to pension plans	(2,144)	(2,320)
Share-based compensation expense	6,716	5,724
Deferred tax expense (benefit)	19,671	774
Changes in assets and liabilities before initial
effects of business acquisitions and dispositions	(99,597)	(47,733)
Other, net	(5,761)	5,819
Net cash provided by operating activities	$82,475	$116,164
Investing Activities
Purchases of property, plant & equipment	(142,650)	(122,019)
Proceeds from sale of property, plant & equipment	2,536	6,512
Proceeds from sale of businesses	0	1,744
Payment for businesses acquired, net of acquired cash	0	1,122
Other, net	9,872	(7,237)
Net cash used for investing activities	$(130,242)	$(119,878)
Financing Activities
Proceeds from short-term debt	0	196,200
Payment of short-term debt	0	(150,700)
Payment of current maturities and long-term debt	(6)	(6)
Settlements of interest rate derivatives	(19,863)	0
Purchases of common stock	(26,132)	0
Dividends paid	(45,100)	(40,939)
Share-based compensation, shares withheld for taxes	(15,365)	(14,137)
Net cash used for financing activities	$(106,466)	$(9,582)
Net decrease in cash and cash equivalents and restricted cash	(154,233)	(13,296)
Cash and cash equivalents and restricted cash at beginning of year	274,506	44,404
Cash and cash equivalents and restricted cash at end of period	$120,273	$31,108

Table D
Segment Financial Data and Unit Shipments

(in thousands, except per unit data)
	Three Months Ended
	March 31
	2020	2019
Total Revenues
Aggregates [1]	$868,226	$834,965
Asphalt [2]	139,789	132,090
Concrete	94,765	83,637
Calcium	2,026	1,951
Segment sales	$1,104,806	$1,052,643
Aggregates intersegment sales	(55,564)	(56,132)
Total revenues	$1,049,242	$996,511
Gross Profit
Aggregates	$194,131	$185,716
Asphalt	(2,435)	(3,272)
Concrete	9,213	8,563
Calcium	814	668
Total	$201,723	$191,675
Depreciation, Depletion, Accretion and Amortization
Aggregates	$77,136	$72,521
Asphalt	8,734	8,550
Concrete	4,082	2,964
Calcium	49	60
Other	5,479	5,086
Total	$95,480	$89,181
Average Unit Sales Price and Unit Shipments
Aggregates
Freight-adjusted revenues [3]	$648,033	$628,607
Aggregates - tons	45,048	45,637
Freight-adjusted sales price [4]	$14.39	$13.77

Other Products
Asphalt Mix - tons	2,057	2,022
Asphalt Mix - sales price	$58.51	$55.91

Ready-mixed concrete - cubic yards	734	670
Ready-mixed concrete - sales price	$127.91	$123.94

Calcium - tons	73	68
Calcium - sales price	$27.56	$28.32

[1]	Includes product sales (crushed stone, sand and gravel, sand, and other aggregates), as well as freight & delivery costs that we pass along to our customers, and service revenues related to aggregates.
[2]	Includes product sales, as well as service revenues from our asphalt construction paving business.
[3]	Freight-adjusted revenues are Aggregates segment sales excluding freight & delivery revenues and immaterial other revenues related to services, such as landfill tipping fees that are derived from our aggregates business.
[4]	Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.

Appendix 1

1.	Reconciliation of Non-GAAP Measures

Aggregates segment freight-adjusted revenues is not a Generally Accepted Accounting Principle (GAAP) measure. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. It also excludes immaterial other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Additionally, we use this metric as the basis for calculating the average sales price of our aggregates products. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Freight-Adjusted Revenues

(in thousands, except per ton data)
	Three Months Ended
	March 31
	2020	2019
Aggregates segment
Segment sales	$868,226	$834,965
Less: Freight & delivery revenues [1]	205,707	195,153
Other revenues	14,486	11,205
Freight-adjusted revenues	$648,033	$628,607
Unit shipment - tons	45,048	45,637
Freight-adjusted sales price	$14.39	$13.77

[1]	At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

Aggregates segment incremental gross profit flow-through rate is not a GAAP measure and represents the year-over-year change in gross profit divided by the year-over-year change in segment sales excluding freight & delivery (revenues and costs). We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. Reconciliation of this metrics to its nearest GAAP measure is presented below:

Aggregates Segment Incremental Gross Profit Margin in Accordance with GAAP

	(dollars in thousands)
	Three Months Ended
	March 31
	2020	2019
Aggregates segment
Gross profit	$194,131	$185,716
Segment sales	$868,226	$834,965
Gross profit margin	22.4%	22.2%
Incremental gross profit margin	25.3%

Aggregates Segment Incremental Gross Profit Flow-through Rate (Non-GAAP)

(dollars in thousands)
	Three Months Ended
	March 31
	2020	2019
Aggregates segment
Gross profit	$194,131	$185,716
Segment sales	$868,226	$834,965
Less: Freight & delivery revenues [1]	205,707	195,153
Segment sales excluding freight & delivery	$662,519	$639,812
Gross profit margin excluding freight & delivery	29.3%	29.0%
Incremental gross profit flow-through rate	37.1%

[1]	At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

GAAP does not define "Aggregates segment cash gross profit" and it should not be considered as an alternative to earnings measures defined by GAAP. We and the investment community use this metric to assess the operating performance of our business. Additionally, we present this metric as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources.  Aggregates segment cash gross profit per ton is computed by dividing Aggregates segment cash gross profit by tons shipped. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Cash Gross Profit

	(in thousands, except per ton data)
	Three Months Ended
	March 31
	2020	2019
Aggregates segment
Gross profit	$194,131	$185,716
Depreciation, depletion, accretion and amortization	77,136	72,521
Aggregates segment cash gross profit	$271,267	$258,237
Unit shipments - tons	45,048	45,637
Aggregates segment cash gross profit per ton	$6.02	$5.66

Appendix 2
Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA) and it should not be considered as an alternative to earnings measures defined by GAAP. We use this metric to assess the operating performance of our business and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period. Reconciliation of this metric to its nearest GAAP measure is presented below:

EBITDA and Adjusted EBITDA

(in thousands)
	Three Months Ended		TTM
	March 31		March 31
	2020	2019	2020	2019
Net earnings	$60,258	$63,299	$614,621	$526,125
Income tax expense	12,194	10,693	136,699	121,045
Interest expense, net	30,773	32,934	126,839	132,583
(Earnings) loss on discontinued operations, net of tax	(260)	636	3,945	2,256
EBIT	$102,965	$107,562	$882,104	$782,009
Depreciation, depletion, accretion and amortization	95,480	89,181	380,895	353,988
EBITDA	$198,445	$196,743	$1,262,999	$1,135,997
Gain on sale of businesses	0	(4,064)	(9,289)	(4,064)
Property donation	0	0	10,847	0
Business interruption claims recovery	0	0	0	(559)
Charges associated with divested operations	0	0	3,033	18,545
Business development [1]	1,060	0	2,808	4,686
COVID-19 direct incremental costs	648	0	648	0
Restructuring charges [2]	868	0	7,325	1,974
Adjusted EBITDA	$201,021	$192,679	$1,278,371	$1,156,579
Depreciation, depletion, accretion and amortization	(95,480)	(89,181)	(380,895)	(353,988)
Adjusted EBIT	$105,541	$103,498	$897,476	$802,591

[1]	Represents non-routine charges associated with acquisitions including the cost impact of purchase accounting inventory valuations.
[2]	Restructuring charges are included within other operating expenses. The charges relate to managerial restructuring.

Similar to our presentation of Adjusted EBITDA, we present Adjusted Diluted EPS from continuing operations to provide a more consistent comparison of earnings performance from period to period.

Adjusted Diluted EPS from Continuing Operations (Adjusted Diluted EPS)

	Three Months Ended		TTM
	March 31		March 31
	2020	2019	2020	2019
Diluted EPS from continuing operations	$0.45	$0.48	$4.64	$3.95
Items included in Adjusted EBITDA above	0.02	(0.02)	0.07	0.11
Tax reform income tax savings	0.00	0.00	0.00	0.01
Adjusted Diluted EPS	$0.47	$0.46	$4.71	$4.07

Appendix 3
Reconciliation of Non-GAAP Measures (Continued)

We define Return on Invested Capital (ROIC) as Adjusted EBITDA for the trailing-twelve months divided by average invested capital (as illustrated below) during the trailing 5-quarters. Our calculation of ROIC is considered a non-GAAP financial measure because we calculate ROIC using the non-GAAP metric EBITDA. We believe that our ROIC metric is meaningful because it helps investors assess how effectively we are deploying our assets. Although ROIC is a standard financial metric, numerous methods exist for calculating a company's ROIC. As a result, the method we use to calculate our ROIC may differ from the methods used by other companies.

Return on Invested Capital

	(in thousands)
	TTM
	March 31
	2020	2019
Adjusted EBITDA	$1,278,371	$1,156,579
Average Invested Capital [1]
Property, plant & equipment	4,314,098	4,166,729
Goodwill	3,166,018	3,158,194
Other intangible assets	1,081,741	1,099,572
Fixed and Intangible Assets	$8,561,857	$8,424,495

Current Assets	1,263,843	1,106,662
Less: Cash and cash equivalents	108,702	45,242
Less: Deferred tax	17,985	0
Adjusted Current Assets	1,137,156	1,061,420

Current Liabilities	573,944	669,535
Less: Current maturities of long-term debt	24	23
Less: Short-term debt	63,100	214,300
Adjusted Current Liabilities	510,820	455,212
Adjusted Net Working Capital	$626,336	$606,208
Average Invested Capital	$9,188,193	$9,030,703
Return on Invested Capital	13.9%	12.8%

[1]	Average Invested Capital is based on a trailing 5-quarters.